Exhibit 99.1
Hercules Offshore Announces Appointment of Thomas R. Bates, Jr. as New Chairman of the Board and Resignation of John T. Reynolds as Chairman of the Board; Announces Annual Meeting Date
HOUSTON, December 8, 2009 — Hercules Offshore, Inc. (Nasdaq: HERO) announced today that Chairman John T. Reynolds submitted his resignation from the company’s board of directors (the “Board of Directors”), effective December 31, 2009, to focus on other business interests and his role as co-founder and managing director of Lime Rock Management L.P. Thomas R. Bates, Jr., who has been a director of Hercules Offshore since the company’s inception in 2004, will assume the role of Chairman upon Mr. Reynolds’ departure.
Mr. Bates has extensive management experience during his long career in the oilfield services industry, having served as President of the Discovery Group of Baker Hughes Inc., President and Chief Executive Officer of Weatherford/Enterra, Inc., and as President of Anadrill at Schlumberger Limited, among other positions. Mr. Bates received a Bachelor’s, Master’s and a Ph.D. in mechanical engineering from the University of Michigan.
John Rynd, Hercules Offshore’s Chief Executive Officer and President, stated, “John Reynolds has been a valuable member of Hercules Offshore’s board since the company’s formation in 2004. He has been the Chairman from the company’s creation and has presided over the company during a period of substantial growth. We greatly appreciate Mr. Reynolds’ efforts and wish him every success in his future endeavors. Although we will miss the knowledge and insight that Mr. Reynolds has provided to us as Chairman, we are pleased that Tom Bates will be taking over this position. Mr. Bates has already made great contributions to the success of Hercules Offshore as a board member over the last five years and we look forward to his guidance and leadership in the times ahead.”
In connection with Mr. Reynolds’ resignation, the Board of Directors also resolved to reduce the size of the board from ten directors to nine, effective as of December 31, 2009. In addition, it is reducing the size of its Audit Committee, Compensation Committee, and Nominating and Governance Committee from four members to three.
The Board of Directors also set the date of its 2010 annual meeting of stockholders as May 11, 2010, and nominated the slate of directors who will stand for election at the meeting. These nominees are Suzanne V. Baer, Thomas R. Bates, Jr., Thomas M Hamilton, Thomas J. Madonna, and Thierry Pilenko.
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 30 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels, and has operations in nine different countries on three continents. The company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.
SOURCE: Hercules Offshore, Inc.
CONTACT:
Stephen M. Butz
Vice President Finance and Treasurer
713-350-8315